NATIONS FUND TRUST

                        (A Massachusetts Business Trust)

                                     FORM OF
                      CERTIFICATE: CLASSIFICATION OF SHARES

              The undersigned, Secretary of Nations Fund Trust (the "Trust"), hereby certifies that the Board of Trustees of the Trust duly adopted the following votes at a meeting held on August 5, 1998:

              WHEREAS, certain information has been provided to the Board of Trustees concerning the approach to marketing and distributing the Funds of the Trust and various methods generally available to investment companies to market and distribute their shares to investors;

              WHEREAS, the Trustees of the Trust approved a multi-class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 on April 3, 1995, and certain amendments thereto on July 13, 1995, September 7, 1995, January 1, 1996, January 18, 1996 and July 10, 1996, February 5, 1997, June 4, 1997, July 25, 1997, February 4, 1998 and August 5, 1998 (the "Multi-Class Plan"), which describes the terms of the Trust's multiple class share distribution system; and

              WHEREAS, it has been recommended that the Trust establish a new class of shares, designated as the Primary B Shares, of Nations Marsico Focused Equities Fund and Nations Marsico Growth & Income Fund (each a "Fund" and together, the "Funds"), which are to be initially offered to customers of certain banks and other financial institutions that have entered into a Shareholder Servicing Agreement with the Trust, pursuant to a Shareholder Administration Plan, authorizing payment of a shareholder administration fee not to exceed 0.60% (on an annual basis) of the average daily net assets attributable to Primary B Shares of the Funds;

              NOW THEREFORE BE IT:

              VOTED, that pursuant to Section 5.1 of the Trust's Declaration of Trust, an unlimited number of authorized, unissued shares be, and they hereby are, allocated to the Nations Marsico Focused Equities Fund and Nations Marsico Growth & Income Fund and divided into and classified as a separate class of each Fund as follows:

                   Nations Marsico Focused Equities Fund -- Primary B Shares;

                   Nations Marsico Growth & Income Fund -- Primary B Shares; and

              FURTHER VOTED, that the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, hereby find that the amendments to the Multi-Class Plan for the Trust, as presented at this meeting, including the method contained

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herein for allocating expenses among the classes in a single Fund, are in the best interests of each class of shares of each Fund of the Trust individually and the Trust as a whole;

              FURTHER VOTED, that the amendments to the Multi-Class Plan for the Trust, as presented to this meeting, be, and they hereby are, ratified and approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust;

              FURTHER VOTED, that consideration received by the Trust for the issue or sale of Nations Marsico Focused Equities Fund's and Nations Marsico Growth & Income Fund's Primary B Shares shall be invested and reinvested with the consideration received by the Trust for the issue and sale of all of the Funds' other classes (individually a "Class" and collectively the "Classes"), together with all income, earnings, profits and proceeds thereof, including the proceeds derived from the sale, exchange or liquidation thereof, any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and any general assets of the Trust allocated to Nations Marsico Focused Equities Fund and Nations Marsico Growth & Income Fund by the Board of Trustees in accordance with the Trust's Declaration of Trust, and each share of any Class of the Funds (individually, a "Share" and collectively, the "Shares") shall share equally with each Share of all the Classes of Nations Marsico Focused Equities Fund and Nations Marsico Growth & Income Fund in such consideration and other assets, income, earnings, profits and proceeds thereof; and

              FURTHER VOTED, that the Officers of the Trust be, and each hereby is, authorized and directed to take all such actions as and when the officers taking such action, in consultation with the Trust's counsel, deem necessary or appropriate to effect establishment of Nations Marsico Focused Equities Fund's Primary B Shares and Nations Marsico Growth & Income Fund's Primary B Shares, including, but not limited to, executing, sealing, delivering and filing a Certificate and/or Amendment to the Trust's Declaration of Trust, and any and all other documents, instruments, papers and writings as he or she may deem necessary or appropriate to perform and carry out the preceding votes, such determination to be conclusively evidenced by such acts.



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              The foregoing votes remain in full force and effect as of the date hereof.





Dated as of:  August 7, 1998                      /s/ Richard H. Blank, Jr.
                                                  ------------------------------
                                                  Richard H. Blank, Jr.
                                                  Secretary

Subscribed and sworn to before
me this 7th day of September, 1999



      /s/ Laura A. Brown
    --------------------
Name: Laura A. Brown
      Notary Public

Commission Expires: 4-4-06